Exhibit 99.1

NEWS RELEASE

LANCER ANNOUNCES FROZEN BEVERAGE EQUIPMENT AGREEMENT

San Antonio, Texas,  May 7, 2003 - Lancer Corporation (AMEX: LAN) announced that its Lancer FBD Partnership (“Lancer FBD”) joint venture has entered into an agreement with 7-Eleven, Inc. (NYSE: SE) to supply frozen-beverage equipment to dispense 7-Eleven® stores’ world-famous Slurpee® drinks.  Lancer also provides 7-Eleven with fountain soft drink equipment.  Terms of the arrangement were not disclosed.

Lancer FBD is 50% owned by Lancer Corporation.  In accordance with accounting rules, Lancer Corporation recognizes only its share of Lancer FBD’s net income.  Lancer FBD’s revenues are not consolidated with those of Lancer Corporation.

George F. Schroeder, Lancer’s Chief Executive Officer, commented:  “We believe Lancer and Lancer FBD offer the finest equipment available.  It is gratifying that 7-Eleven, an innovator in retailing, agrees.”

Lancer is a leading manufacturer and distributor of beverage dispensing equipment and related parts and components serving customers worldwide.  The company, headquartered in San Antonio, Texas, has manufacturing facilities in San Antonio, Texas; Adelaide, Australia; and Piedras Negras, Mexico.  Lancer operates distribution centers in Chicago, Illinois; Sydney, Australia; Brussels, Belgium; Quito, Ecuador; Monterrey, Mexico; Auckland, New Zealand; and Moscow, Russia.

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions investors that any forward-looking statements or projections made by the Company, including those made in this document, are subject to risks and uncertainties that may cause actual results to differ materially from those projected.  These risks and uncertainties include, but are not limited to, uncertainties related to the size of customer orders under the agreement described above, economic conditions, and the success of the Company’s products in the market.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065